CONSULTANT AGREEMENT

AN AGREEMENT by and between Wolverine Tube, Inc. (“Company”) and James E. Deason, an individual with an address at 4511 Old Farm Circle Huntsville, Alabama 35802 (“Consultant”):

WHEREAS, Company desires Consultant to provide certain financial and accounting consulting services following his retirement; and

WHEREAS, Consultant is willing to provide such services and the Company is willing to provide certain benefits to Consultant;

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises recited herein, agree as follows:

1. Consultant shall provide such financial and accounting consulting services as the President and Chief Operating Officer, the Chief Financial Officer or the Board of Directors may request for the consideration outlined in Section 2, herein below.

2. As full and total compensation for services rendered under this Agreement Company shall pay Consultant One Hundred Sixty-Five Thousand Eighty-Three and no/100 Dollars ($165,083.00), payable in monthly installments of Thirteen Thousand Seven Hundred Fifty-Seven and no/100 Dollars ($13,757.00) on the first day of each month during the term of this Agreement. Company shall also provide retiree medical insurance coverage to Consultant and his spouse under Company’s group health plan at the active employee rate.

Company shall not be responsible for deducting from any consideration paid under this Agreement any taxes, unemployment, social security, or other expense. Moreover, Consultant, his employees, agents, and independent contractors shall have no authority, nor shall they represent themselves as having any authority, to bind Company in any manner whatsoever.

No additional compensation or fee shall be payable by Company to Consultant by reason of any benefit gained by Company directly or indirectly through Consultant's efforts in Company's behalf, nor shall Company be liable in any way for any additional compensation, fee or expenses unless the parties have expressly agreed thereto in writing.

3. Company shall reimburse Consultant for reasonable travel expenses in accordance with the expense account policies of Company. Consultant shall submit application for such reimbursement in a form acceptable to the Company and shall include all backup documentation.

4. Consultant is an independent contractor and neither an agent nor employee of Company. Consultant shall not represent himself as an agent of Company and may not commit or obligate Company in any way to other parties. Consultant hereby waives any entitlement to any benefits or privileges provided by Company to its employees.

5. In view of the services to be performed hereunder, Consultant agrees that:

(a) Except as an authorized representative of Company may otherwise consent in writing, Consultant will not disclose to any third party at any time, either during or subsequent to the term of this Agreement, any information, knowledge, or data of Company which he may receive or develop during said term relating to inventions, discoveries, formulas, processes, methods, machines, compositions, computer programs, accounting methods, financial information, or business plans and information systems, or other matters which are of a proprietary or confidential nature, including any information or data of others which Company is obligated to maintain in confidence, and that it will not use such information, knowledge, or data for purposes beyond the scope of this Agreement except as an authorized officer of Company may otherwise consent in writing.

(b) All written or otherwise documented information and information-bearing materials which may be prepared by or furnished to Consultant under this Agreement shall be and remain the exclusive property of Company and shall be delivered to Company upon termination of this Agreement or upon earlier request of Company.

(c) Company shall have the full and unrestricted right to use and publish any information, knowledge, or data disclosed by Consultant to Company subject only to such prior rights as may arise under the patent and copyright statutes, except that Consultant shall not be entitled to assert against Company any such rights belonging to Consultant unless it shall have notified Company in writing thereof prior to the effective date of this Agreement.

6. Consultant hereby represents and warrants that:

(a) With respect to any information, knowledge, or data disclosed by Consultant to Company in the performance of this Agreement, Consultant has the full and unrestricted right to disclose the same.

(b) Consultant is free to undertake the services required by this Agreement, and that there is no conflict of interest between his performance of this Agreement and any obligation he may have to other parties.

7.  The services to be provided under this Agreement are to be performed entirely at Consultant’s risk. The parties shall indemnify one another and hold one another harmless from any liability, cost, or expense, including attorneys’ fees, arising out of, or in connection with, any wrongful or negligent action or failure to act by the other, its employees, agents, or independent contractors.

8.   The Consultant’s rights and obligations under this Agreement may not be assigned without prior written consent of Company.

9. This Agreement shall be effective January 1, 2008. It shall terminate no later than December 31, 2008 unless it is extended by mutual agreement. This Agreement may be earlier terminated by Company or the Consultant for the convenience of either with thirty (30) days’ written notice, and upon the date of termination by either party for convenience, the Company’s payment obligations under Section 2 hereinabove shall cease. The obligations of Consultant under Sections 5 and 7, hereinabove, shall survive and not be affected by any termination of this agreement, or by its expiration.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

11. This Agreement shall constitute the sole agreement between the parties hereto with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings relating to the subject matter hereof and between Wolverine Tube, Inc. and James E. Deason, specifically including: (i) the 2002 Change in Control, Severance and Non-Competition Agreement dated July 12, 2002; (ii) the Consultant Agreement between Wolverine Tube, Inc. and James E. Deason dated March 31, 2005; and (iii) the Offer Letter to James E. Deason dated November 7, 2005; provided, however, Section 2 of Appendix A of the Offer Letter to James E. Deason dated November 7, 2005 (“Secrecy, Non-Solicitation and Non-Competition”) shall remain in full force and effect. No change or amendment to this Agreement shall be binding unless in writing and signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed as of the date indicated below.

James E. Deason		Wolverine Tube, Inc.
Consultant		Company

By:	/s/ James E. Deason	By:	/s/ Harold M. Karp
	Signature		Signature

Name:	James E. Deason	Name:	Harold M. Karp
	Printed		Printed

Title:		Title:	President & Chief Operating Officer

Date:	2/21/2008	Date:	2/29/2008

Consultant Agreement Between Mr. James E. Deason and Wolverine Tube, Inc. Effective January 1, 2008